Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-196367) of Hilltop Holdings Inc. and the related Prospectus of Hilltop Holdings Inc. pertaining to the registration of shares of Hilltop Holdings Inc. of our report dated March 15, 2013, with respect to the consolidated financial statements of PrimeLending, a PlainsCapital Company and our report dated February 28, 2013, with respect to the financial statements of First Southwest Company. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 (No. 333-196367).

/s/ Ernst & Young LLP

Dallas, Texas
January 9, 2015